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Exhibit 11.1 Statement Regarding Computation of Net Income Per Share

                     Computation of Per Share Income (Loss)

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                                                  For the three months ended March 31,
                                                ------------------------------------
                                                     1997                  1996
                                                     ----                  ----
Earnings per Common and
Common Equivalent Share:

Average Market Price/ Initial
Public Offering Price                             $     14.78         $     16.00

Weighted Average Common
Shares Outstanding During Period:                  11,932,000           1,223,000

Shares of Common stock issued
within the last twelve months
preceding the initial filing date                          --           1,272,000
                                                  -----------         -----------
                                                   11,932,000           2,495,000

Common Stock Equivalents:

Common Stock options and warrants
granted within the last twelve months
preceding the initial filing date                          --           1,375,000

Preferred Stock convertible into Common
Stock and sold within the last twelve months
preceding the initial filing date                          --           4,019,000

Incremental number of Shares arising
from outstanding Common Stock
options and warrants                                1,488,000                  --
                                                  -----------         -----------
                                                    1,488,000           5,394,000

Weighted average Common and Common
Equivalent Shares                                  13,420,000           7,889,000

Net income (loss) for period                      $ 1,369,000         $(1,017,000)

Income (loss) per Share                           $      0.10         $     (0.13)
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